EXHIBIT 21

                         Texas Regional Bancshares, Inc.
                              List of Subsidiaries
                                  March 8, 1999

                                                                        Percentage of
                                                     Jurisdiction of        Voting
                                                     Incorporation/       Securities
Name                                 Domicile         Organization          Owned
---------------------------------------------------------------------------------------
Texas Regional Delaware, Inc.      Wilmington, DE        Delaware             100%
Texas State Bank                   McAllen, TX           Texas                100%
TSB Securities, Inc.               McAllen, TX           Texas                100%
TSB Properties, Inc.               McAllen, TX           Texas                100%
